Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion of our report dated September 23, 2025, except for Notes 8 and 16 which were dated May 29, 2026, in the Amendment No. 1 to the Registration Statement on Form F-1 of JoyByte Holdings Limited, under the Securities Act of 1933 (File No. 333-292978), with respect to the consolidated balance sheets of JoyByte Holdings Limited and its subsidiaries (collectively the “Company”) as of June 30, 2025 and 2024, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended June 30, 2025, and the related notes included herein.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
WWC, P.C.
San Mateo, California	Certified Public Accountants
May 29, 2026	PCAOB ID No.1171